Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our reports incorporated by reference herein dated May 10, 2006 on the financial statements of the Neiman Funds (consisting of Neiman Large Cap Value Fund and Neiman Small Cap Value Fund), dated as of March 31, 2006 and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement on Form N-1A of the Neiman Funds (SEC File No. 811-21290).

/s/ Cohen Fund Audit Service

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

July 26, 2006